GANDER MOUNTAIN, INC.
                             P.O. Box 128, Hwy. W
                            Wilmot, Wisconsin 53192
                             Phone: (414) 862-2331

      AT THE COMPANY:
      Kenneth C. Bloom
      Executive VP/Chief Financial Officer
      (414) 862-3302

      AT ZIGMAN JOSEPH STEPHENSON:
      Linda F. Stephenson/Zigman Joseph Stephenson
      100 E. Wisconsin Ave., Milwaukee, WI 53202
      (414) 273-4680

      FOR IMMEDIATE RELEASE

                 GANDER MOUNTAIN FILES PETITION TO REORGANIZE
          $25 MILLION FINANCING ARRANGED FOR POST-PETITION OPERATIONS

            Wilmot, Wisconsin, August 9, 1996 -- Gander Mountain, Inc. (Nasdaq Bulletin Board: GNDR), a leading marketer of outdoor hunting, fishing and camping goods, announced today that it and its two wholly-owned subsidiaries, GMO, Inc. and GRS, Inc., have filed a Voluntary Chapter 11 petition with the Federal Bankruptcy Court as part of the continued restructuring of the firm.

            The Company also announced that it had arranged for $25 million in debtor in possession financing, to be provided by The CIT Group/Business Credit, Inc. The Company will seek Bankruptcy Court approval for the loan. The additional working capital that the debtor is possession loan provides will be used to purchase additional inventory to stock the Company's twelve stores for the upcoming fall season.

            Ralph L. Freitag, Chief Executive Officer of Gander Mountain, said the Company views the filing as a necessary business decision. "This reorganization is a critical move to successfully structure a new future for Gander Mountain and to preserve the greatest value for as many stakeholders as possible," said Freitag. "CIT's commitment to provide this financing is a positive reflection on the company's ability to continue its operations and should support our efforts to attract equity capital."

            Attorneys for Gander Mountain filed the petition in Federal Bankruptcy Court in Milwaukee on Friday afternoon. The company will request that a hearing be held on Monday, August 12, 1996 to seek approval for the financing and to hear other motions filed on behalf of the Company. Company officials have indicated that it was the desire of the company to emerge from bankruptcy as swiftly as possible.

            "We are extremely grateful to the customers, employees, and vendors who have supported the Company through this difficult period and we sincerely believe that this action will set a course for future growth and profitability." Freitag said.

            A Chapter 11 filing is a legal process that allows a company to remain in business while addressing financial issues under the protection of the court. A Chapter 11 filing differs from a straight bankruptcy in that creditors look to the value of the company as an ongoing business, rather than to the value of the company upon liquidation to satisfy their claims.

            Gander Mountain, Inc. is a customer-oriented specialty merchandiser serving the outdoor recreation market. The Company is recognized as a leader in providing functional outerwear, footwear and equipment for the hunting, fishing and camping enthusiast.

                                    # # # #

                                   SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                GANDER MOUNTAIN, INC.


      Date: August 31, 1996               By:  /s/ Kenneth J. Guerrini
                                               ------------------------
                                               Kenneth J. Guerrini
                                               General Controller




















